EX-99.(d)(iv)

                              SUBADVISORY AGREEMENT

       This SUBADVISORY AGREEMENT is dated as of December 27, 2005 by and among AIG SUNAMERICA ASSET MANAGEMENT CORP., a Delaware corporation (the "Adviser"), AIG Series Trust, a Delaware statutory trust (the "Trust") and Trajectory Asset Management LLC, a Delaware limited liability company (the "Subadviser").

                                   WITNESSETH:

       WHEREAS, the Adviser and the Trust have entered into an Investment Advisory and Management Agreement dated as of December 27, 2005, as amended from time to time (the "Advisory Agreement"), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust; and

       WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "Act"), as an open-end management investment company and may issue shares of beneficial interest, with or without par value, in separately designated series representing separate funds with their own investment objectives, policies and purposes; and

       WHEREAS, the Subadviser is engaged in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act"); and

       WHEREAS, the Adviser desires to retain the Subadviser to furnish investment advisory services to the investment series of the Trust listed on Schedule A attached hereto (each, a "Fund" and collectively, the "Funds"), and the Subadviser is willing to furnish such services;

       NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

       1.     DUTIES OF THE SUBADVISER AND ADVISER.

              (a) The Adviser hereby engages the services of the Subadviser in furtherance of its Investment Advisory and Management Agreement with the Trust. Pursuant to this Subadvisory Agreement, and subject to the oversight and review of the Adviser, the Subadviser will manage the investment and reinvestment of the assets of each Fund listed on Schedule A attached hereto. The Subadviser will determine in its discretion, and subject to the oversight and review of the Adviser, the securities to be purchased or sold, will provide the Adviser with records concerning its activities which the Adviser or the Trust is required to maintain, and will render regular reports to the Adviser and to officers and Trustees of the Trust concerning its discharge of the foregoing responsibilities. The Subadviser shall discharge the foregoing responsibilities subject to the control of the officers and the Trustees of the Trust and in compliance with such policies and determinations as the Adviser and Trustees of the Trust may from time to time establish and communicate to the Subadviser, and in compliance with (i) the objectives, policies, and limitations for the Fund set forth in the Trust's current prospectus, statement of additional information, and the Put Agreement between the Trust and Prudential Global Funding, Inc. dated as set forth on Schedule A for each Fund (the "Put Agreement") as provided to the Subadviser, and (ii) the Trust's governing documents.
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              (b)    The Subadviser represents and warrants to the Adviser that each Fund set forth in Schedule A managed by the Subadviser will at all times be managed in compliance with:

                     (i) (A) the provisions of the Act and rules that relate to the investment of Fund assets, including depositing those assets in custody with institutions designated by the Trust; and (B) applicable federal securities and commodities laws and the anti-fraud provisions of state securities laws; provided that for purposes of Section 17(a), (d) and (e) of the Act, the Subadviser shall effect compliance only in relation to its own affiliates and to affiliated persons identified to it by the Adviser, which information Adviser agrees to provide.

                     (ii) the Trust's current prospectus and statement of additional information, as supplemented or amended, as provided to the Subadviser;

                     (iii)  the Trust's Declaration of Trust;

                     (iv) the portfolio management requirements of the Put Agreement and any other written policies consistent with the Put Agreement and adopted by the Trust, each of which shall be reviewed in advance with the Subadviser and subject to the Subadviser's approval, which shall not be unreasonably withheld.

                     (v) the policies adopted by each Fund to be treated as a "regulated investment company" under subchapter M, chapter 1 of the Internal Revenue Code of 1986, as amended (the "Code");

              (c) The Subadviser further represents and warrants that only with respect to any statements or omissions made in any Registration Statement for shares of the Trust, or any amendment or supplement thereto, made in reliance upon and in conformity with information furnished by the Subadviser expressly for use therein, such Registration Statement and any amendments or supplements thereto will, when they become effective, conform in all material respects to the requirements of the Securities Act of 1933, as amended (the "1933 Act"), the Act and the rules and regulations of the Commission thereunder, and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Adviser acknowledges and agrees that the Subadviser shall have the right and a reasonable opportunity to review and comment on the Trust's Registration Statement and any amendments and supplements thereto and any other Trust filings with the U.S. Securities and Exchange Commission ("SEC") prior to the filing of such documents with the SEC in accordance with Section 5 hereof. For the purpose of clarifying its obligations pursuant to this Section 1(e), the Subadviser shall provide a letter to the Adviser, which letter may be amended from time to time, setting forth the information in the Registration Statement that is provided by the Subadviser.

              (d) The Subadviser accepts such employment and agrees, at its own expense, to render the services set forth herein and to provide the office space, furnishings, equipment and personnel required by it to perform such services on the terms and for the compensation provided in this Agreement.

              (e) The Subadviser agrees that beginning no later than the date upon which the Fund commences the sale of its shares to retail investors: (i) to maintain a level of errors and

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


omissions or professional liability insurance coverage in an amount not less than $5,000,000 and to maintain such coverage at all times during the course of this Agreement and (ii) from time to time and upon reasonable request, to supply evidence of such coverage to the Adviser. Notwithstanding the foregoing, Subadviser's indemnification obligation pursuant to Section 10 of this Agreement shall begin upon the execution of this Agreement and not upon the procurement of insurance coverage.

              (f) Each of the Adviser and Subadviser agree to immediately inform the other parties to this Agreement in the event the SEC or other governmental agency is conducting an examination or investigation of the Trust or has suspended or revoked its registration.

              (i)    The Subadviser represents and warrants to the Adviser that
(i) it is duly formed, validly existing and in good standing in the state of Delaware and has full power and authority to enter into and perform its obligations under this Agreement and (ii) it is a registered investment adviser under the Advisers Act. The Subadviser undertakes to promptly inform the Adviser if any of the foregoing ceases to be true.

              (g)    The Adviser represents and warrants to the Subadviser that
(i) it is duly formed, validly existing and in good standing in the state of Delaware and has full power and authority to enter into and perform its obligations under this Agreement and (ii) it is a registered investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act"). The Adviser undertakes to promptly inform the Subadviser if any of the foregoing ceases to be true.

              (h) The Adviser represents and warrants to the Subadviser that it will operate each Fund set forth in Schedule A in compliance with (i) the Trust's current prospectus and statement of additional information; (ii) the Trust's Declaration of Trust (iii) the provisions of the Act and rules adopted thereunder other than those that relate to the investment of Fund assets; and
(iv) applicable federal securities and commodities laws and the anti-fraud provisions of state securities laws.

              (i) The Adviser further represents and warrants that only with respect to any statements or omissions made in any Registration Statement for shares of the Trust, or any amendment or supplement thereto, made in reliance upon and in conformity with information furnished by the Adviser expressly for use therein, excluding information furnished by the Subadviser, such Registration Statement and any amendments or supplements thereto will, when they become effective, conform in all material respects to the requirements of the Securities Act of 1933, as amended (the "1933 Act"), the Act and the rules and regulations of the Commission thereunder, and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

       2. FUND TRANSACTIONS. The Subadviser is responsible for decisions, and is hereby authorized, to buy or sell securities and other investments for each Fund, the selection of broker-dealers and futures commission merchants' and the negotiation of brokerage commission and futures commission merchant rates. As a general matter, in executing Fund transactions, the Subadviser may employ or deal with such broker-dealers or futures commission merchants as

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may, in the Subadviser's best judgment, provide prompt and reliable execution of the transactions at favorable prices and reasonable commission rates. In selecting such broker-dealers or futures commission merchants, the Subadviser shall consider all relevant factors including price (including the applicable brokerage commission, dealer spread or futures commission merchant rate), the size of the order, the nature of the market for the security or other investment, the timing of the transaction, the reputation, experience and financial stability of the broker-dealer or futures commission merchant involved, the quality of the service, the difficulty of execution, the execution capabilities and operational facilities of the firm involved, and, in the case of securities, the firm's risk in positioning a block of securities. Subject to such policies as the Trustees may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of the Subadviser's having caused a Fund to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, if the Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member of an exchange, broker or dealer viewed in terms of either that particular transaction or the Subadviser's overall responsibilities with respect to a Fund and to other clients as to which the Subadviser exercises investment discretion. In accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder, and subject to any other applicable laws and regulations, including Section 17(e) of the Act and Rule 17e-1 thereunder, the Subadviser may engage its affiliates, the Adviser and its affiliates or any other subadviser to the Trust and its respective affiliates, as broker-dealers or futures commission merchants to effect Fund transactions in securities and other investments for a Fund. The Subadviser will promptly communicate to the Adviser and to the officers and the Trustees of the Trust such information relating to Fund transactions as they may reasonably request, including but not limited to, reports prepared by independent third parties relating to the execution costs of the transactions.
To the extent consistent with applicable law, the Subadviser may aggregate purchase or sell orders for the Fund with contemporaneous purchase or sell orders of other clients of the Subadviser or its affiliated persons. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser determines to be equitable and consistent with its and its affiliates' fiduciary obligations to the Fund and to such other clients. The Adviser hereby acknowledges that such aggregation of orders may not result in more favorable pricing or lower brokerage commissions in all instances.

       3. COMPENSATION OF THE SUBADVISER. The Subadviser shall not be entitled to receive any payment from the Trust and shall look solely and exclusively to the Adviser for payment of all fees for the services rendered, facilities furnished and expenses paid by it hereunder. As full compensation for the Subadviser under this Agreement, the Adviser agrees to pay to the Subadviser a fee at the annual rates set forth in Schedule A hereto with respect to the assets managed by the Subadviser for each Fund listed thereon. Such fee shall be accrued daily and paid monthly as soon as practicable after the end of each month (i.e., the applicable annual fee rate divided by 365 applied to each prior days' net assets in order to calculate the daily accrual). If the Subadviser shall provide its services under this Agreement for less than the whole of any month, the foregoing compensation shall be prorated.

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


       4. REPORTS. The Adviser and the Subadviser agree to furnish to each other, if applicable, current prospectuses, statements of additional information, proxy statements, reports of shareholders, certified copies of their financial statements, sub-certifications in connection with the filing of Form N-CSR, which sub-certifications will be furnished in advance to the Subadviser, and such other information with regard to their affairs and that of the Trust as each may reasonably request.

       5. STATUS OF THE SUBADVISER. The Subadviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust. The Adviser and Subadviser acknowledge that they have entered into a contractual arrangement that addresses the right of the parties to perform services for other clients, subject to the Adviser's and Subadviser's fiduciary duties to the Trust.

       6. CERTAIN RECORDS. The Subadviser hereby undertakes and agrees to maintain, in the form and for the period required by Rule 31a-2 under the Act, all records relating to the investments of the Fund that are required to be maintained by the Subadviser as a registered investment adviser pursuant to Rule 204-2 of the Advisers Act. Any records required to be maintained and preserved pursuant to applicable law which are prepared or maintained by the Subadviser on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust or the Adviser on request. Nothing herein shall prevent the Subadviser from keeping additional copies or required records or using the performance track record of the Funds, including following the termination of this Agreement, to extent such use is otherwise consistent with applicable law, rules and regulations.

       The Subadviser agrees that all accounts, books and other records maintained and preserved by it as required hereby shall be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the SEC, the Trust's auditors, the Trust or any representative of the Trust, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Trust.

       7. ADVERTISING. Subadviser shall not provide or in any way distribute any sales or advertising materials, whether or not related to the Trust, to any employee or representative of AIG SunAmerica Capital Services, Inc. ("SACS") or its affiliates, including wholesaling personnel, unless such material has been received and approved, in writing, by the Adviser.

       8. PROXY VOTING. Each Fund has appointed Investor Responsibility Research Center as the proxy-voting agent and will vote all such proxies in accordance with the proxy voting policies and procedures adopted by the Board of Trustees. With respect to certain vote items, a Fund may request guidance or a recommendation from the adviser, administrator or subadviser of the Fund. The Subadviser shall no have responsibilities in connection with proxy voting for a Fund unless it is affirmatively requested to make a proxy voting recommendation.

       9. REFERENCE TO THE SUBADVISER. Neither the Adviser nor any affiliate or agent thereof shall make reference to or use the name, logo or other information relating to the Subadviser or any of its affiliates in any advertising or promotional materials ("Materials") without the prior written approval of the Subadviser, which approval shall not be unreasonably

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


withheld. Such written notice will proscribe a reasonable period, commencing upon receipt of the Materials, in which the Subadviser may provide its written comments or objections, if any.

       10.    LIABILITY OF THE SUBADVISER.

              (a) Except for damages resulting directly from material breaches of representations and warranties in Section 1 of this Agreement, willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder ("disabling conduct") on the part of the Subadviser, the Subadviser shall not be subject to liability to the Adviser, its officers, directors, agents, employees, controlling persons or shareholders or to the Trust or to any shareholder of the Trust or to any third party for any act or omission in the course of, or connected with, rendering services hereunder, including without limitation any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement relates, except to the extent specified in Section 36(b) of the Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. Except for such disabling conduct, the Trust and the Adviser shall indemnify and hold harmless the Subadviser, their affiliates and each of their members and managers and each person, if any, who controls the Subadviser within the meaning of Section 15 of the 1933 Act, (collectively, the "Subadviser Indemnified Parties") against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) incurred by a Subadviser Indemnified Party arising from the Subadviser's providing services under this Agreement, including under the 1933 Act, under other statutes, at common law or otherwise.

              (b) The Subadviser agrees to indemnify and hold harmless the Adviser, the Trust and their affiliates and each of their shareholders, directors and officers and each person, if any, who controls the Adviser within the meaning of Section 15 of the 1933 Act (collectively, the "Adviser Indemnified Parties") against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which an Adviser Indemnified Party may become subject under the 1933 Act, under other statutes, at common law or otherwise, directly caused by the Subadviser's disabling conduct; provided, however, that in no case is the Subadviser's indemnity in favor of any person deemed to protect such other persons against any liability to which such person would otherwise be subject by material breaches of representations and warranties in Section 1 of this Agreement, reasons of willful misfeasance, bad faith, or gross negligence in the performance of his, her or its duties or by reason of his, her or its reckless disregard of obligation and duties under this Agreement.

       11. TERM OF THE AGREEMENT. This Agreement shall continue in full force and effect with respect to each Fund until two years from the Fund's commencement of investment operations, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund voting separately from any other series of the Trust.

       With respect to each Fund, this Agreement may be terminated at any time, without payment of a penalty by the Fund or the Trust, by vote of a majority of the Trustees, or by vote

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


of a majority of the outstanding voting securities (as defined in the Act) of the Fund, voting separately from any other series of the Trust on not less than 30 nor more than 60 days' written notice to the Subadviser. Before any proposed termination of this Agreement, including without limitation terminations through assignment or termination of the Advisory Agreement, the Subadviser shall have the opportunity to attend the Trust board meeting and discuss with the disinterested Trustees of the Trust any potential termination of this Agreement ("Subadviser Notice"). The Subadviser shall be given at least 15 days notice of such meeting in order to make arrangements to attend the meeting. The Subadviser agrees that once such notice is received, it shall make itself available to attend the meeting. If the Subadviser does not make itself available to attend the meeting, this Agreement may be terminated without giving the Subadviser an opportunity to discuss the termination with the disinterested Trustees of the Trust. With respect to each Fund, this Agreement may be terminated by the Subadviser at any time, without the payment of any penalty, on 90 days' written notice to the Adviser and the Trust, provided the Subadviser will make itself available for a meeting with the disinterested Trustees prior to such termination becoming effective so long as such meeting is held within 120 days of the date the Subadviser gave its initial notice of termination. The termination of this Agreement with respect to any Fund or the addition of any Fund to Schedule A hereto (in the manner required by the Act) shall not affect the continued effectiveness of this Agreement with respect to each other Fund subject hereto. This Agreement shall automatically terminate in the event of its assignment (as defined by the Act and the rules promulgated thereunder).


       This Agreement will also terminate in the event that the Advisory Agreement by and between the Trust and the Adviser is terminated.

       12. SEVERABILITY. This Agreement constitutes the entire Agreement between the parties hereto. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

       13. AMENDMENTS. This Agreement may be amended by consent of the parties in writing, but the consent of the Trust must be obtained in conformity with the requirements of the Act and the rules promulgated thereunder.

       14. GOVERNING LAW. This Agreement is made pursuant to and shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Act, without giving effect to any conflicts of law, notwithstanding the place where the Agreement is executed by any party or the location of any office, venture, party or operation of the Trust.

       15. SEPARATE SERIES. Pursuant to the provisions of the Declaration of Trust and the laws of the State of Delaware, each Fund is a separate series of the Trust, and all debts, liabilities, obligations and expenses of a particular Fund shall be enforceable only against the assets of that Fund and not against the assets of any other Fund or of the Trust as a whole.

       16. NOTICES. All notices shall be in writing and deemed properly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

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


              Subadviser:

              Trajectory Asset Management LLC
              780 Third Avenue, Suite 3201
              New York, NY  10017
              Attention:        Juan M. Ocampo

              Adviser:
              AIG SunAmerica Asset Management Corp.
              Harborside Financial Center
              3200 Plaza 5
              Jersey City, NJ 07311

                            Attention: Gregory N. Bressler,
                                       Senior Vice President and General Counsel



IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.


                                        AIG SERIES TRUST


                                        By:
                                           -------------------------------------
                                        Name:  Vincent Marra
                                        Title:    President


                                        AIG SUNAMERICA ASSET MANAGEMENT CORP.


                                        By:
                                           -------------------------------------
                                        Name:    Peter A. Harbeck
                                        Title:   President & CEO


                                        TRAJECTORY ASSET MANAGEMENT LLC


                                        By:
                                           -------------------------------------
                                        Name:
                                        Title:


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                                   SCHEDULE A

     Portfolio                                       Fee

Long Horizon Fund                 For work performed as the subadviser on the
Short Horizon Income Fund         Funds, the Subadviser shall receive forty-
                                  three percent (43%) of the net management fee.
                                  Net management fee will be calculated monthly as the gross management fee less any fund reimbursement made by the Adviser. For a period not to exceed two years from the inception of the Trust, if the cumulative monthly subadvisory fees are less than fifteen basis points (15 bps) of the Trusts' assets, the Subadviser will receive a monthly draw of 15 bps on composite net assets within the Trust. Future subadvisory fees will be offset by the amount previously paid that exceeded the subadvisory fees earned, until such time that the excess is recouped by the Adviser.